                                                                    EXHIBIT 99.3

                       [LOGO OF MCLEODUSA APPEARS HERE]

________________________________________________________________________________

MCLEODUSA: SUPER REGIONAL RESULTS

SIGNIFICANT MILESTONES IN THIRD QUARTER

Cedar Rapids, IA - October 29, 1997 -- McLeodUSA Incorporated (NASDAQ/NMS:MCLD), the first Super Regional Competitive Local Exchange Carrier, today reported record third quarter results for 1997. Revenues for the integrated telecommunications services provider were $49.3 million for the quarter ended September 30, 1997, an increase of 158 percent compared to revenues of $19.1 million for the third quarter of 1996. Net loss for the quarter was $23.7 million or a loss of $0.45 per share, compared to net loss of $4.5 million or a loss of $0.10 per share for the third quarter of 1996. EBITDA loss for the third quarter was $13.6 million, compared with EBITDA loss of $5.5 million a year ago.

Telecommunications revenues contributed $36 million to the quarter, up 49 percent from $24.2 million last quarter. The anticipated cyclical variations of the publishing business resulted in a third quarter contribution of $11.1 million from advertising sales in directories, 45 percent lower than second quarter, traditionally its strongest quarter of the year. As a result, total revenues increased 6 percent over the $46.5 million total posted in the second quarter of the year. EBITDA loss was $13.6 million, up from $9.4 in the prior quarter.

Commenting on the quarter, Clark McLeod, chairman and CEO stated, "The most significant event of the quarter was the completion of our merger with Consolidated Communications Inc. (CCI) in just over three months. We now have nearly 4,700 employees focused on the continued execution of our strategy. Our accomplishments on the three key elements of that core strategy were significant:

  . First, our progress in building market share was outstanding. In fact, we installed more lines during the quarter than in all four quarters of 1996.

  . Second, we built 701 and acquired 895 route miles of network this quarter. The miles added equals 75 percent of the total miles constructed in 1996.

  . Third, two weeks after our merger was completed, we successfully linked the CCI and McLeodUSA networks, providing the opportunity to migrate customers to our network during 1998 for long distance service. In addition, this positions us for migration of local service to our network and switches in 1999 and 2000."

Reporting key operational accomplishments, competitive local line sales totaled 48,413 for the quarter, up 472 percent over the same period last year. McLeodUSA now has 244,005 local lines in service which includes the lines of the former Consolidated Communications Inc. The combined company provides service from 350 central offices, serving 212 cities; both numbers are up 300 percent from the third quarter last year. Of the 35,287 total local lines upgraded during the quarter, 16,283 were business lines of which 40 percent were in the expansion states of Wisconsin, Minnesota, North Dakota and South Dakota.

Steve Gray, president and COO: "We continue our outstanding performance in adding local lines, central offices and cities served. McLeodUSA added sales offices in North Dakota, South Dakota, Wisconsin and Wyoming during the quarter, and we began selling local service in Colorado where we have five offices to date. We believe the accumulation of market share largely represents an investment that will generate income in the future. Completing our merger on September 24 gave us one week of combined financial results to add to our third quarter numbers. Our anticipated peak EBITDA loss occurred this quarter as expected." Commenting on network progress, Gray stated, "With the addition of our acquired miles, we have now exceeded the 4,000 mile mark for the McLeodUSA network and have our sights set on 5,000 by year end."

In the twelve months ended September 30, the combined publishing subsidiaries published 12.4 million competitive directories in 139 markets in 19 states, serving a population of 21.6 million. Gray: "Our telephone directories continue to be an instrumental tool for strengthening our brand and extending our brand reach. At quarter end, 76 percent of the directories from our original publishing subsidiary carry the McLeodUSA name, and 86 percent of those contain a catalog of our services. We have already begun the process of rebranding the 50 CCI competitive directories, beginning with the Decatur, Illinois book distributed only days after the merger was completed. We continue to see markedly better results in the markets where our name appears on the book, underscoring the synergistic value of our directory business and further fueled by the competitive books acquired in the CCI merger."

Summarizing the quarter, McLeod stated: "We reached significant milestones this quarter: our merger completion, local lines in service, and success in expanding to new markets. These results indicate that our strategy remains intact and on target."

McLeodUSA, founded in June of 1991, is a provider of integrated telecommunications services to businesses and residential customers. The Company's telecommunications customers are located primarily in Iowa, Illinois, Minnesota, Wisconsin and North and South Dakota. In September 1997 McLeodUSA completed a merger with Consolidated Communications Inc. of Mattoon, IL, creating the first Super Regional Competitive Local Exchange Carrier. The combined firm is a 14-state facilities-oriented telecommunications provider with 6 switches, and more than 244,000 local lines, 4,650 employees, and 4,600 route miles of fiber optics network. In the next 12 months, the Company's publishing subsidiaries will distribute over 14.4 million copies of competitive directories in 21 states, reaching a population of 25 million.

The statements contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to revision of expansion plans, availability of financing and regulatory approvals, the number of potential customers in a target market, the existence of strategic alliances or relationships, technological, regulatory or other developments in the Company's business, changes in the competitive climate in which the Company operates and the emergence of future opportunities, all of which could cause actual results and experiences of McLeodUSA Incorporated to differ materially from anticipated results and expectations expressed in the forward-looking statements contained herein. These and other applicable risks are summarized under the caption "Business-Risk Factors" and elsewhere in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, which is filed with the Securities and Exchange Commission.

                    MCLEODUSA INCORPORATED AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF OPERATIONS
                   (In thousands except for per share data)

                                  (UNAUDITED)

                                                THREE MONTHS ENDED   NINE MONTHS ENDED
                                                ------------------   -----------------
                                                   SEPTEMBER 30,        SEPTEMBER 30,
                                                   -------------        -------------
                                                  1997       1996      1997       1996
                                                  ----       ----      ----       ----
Revenues:
  Telecommunications:
    Local and long distance                     $ 26,783   $10,991   $ 60,182   $ 28,934
    Private line and data                          2,848     2,604      7,517      8,115
    Network maintenance and equipment              6,396     1,475     11,815      4,427
                                                --------   -------   --------   --------
      Total telecommunications revenue            36,027    15,070     79,514     41,476
  Directory                                       11,073       ---     45,560        ---
  Telemarketing                                    2,225     4,021      6,521      4,021
                                                --------   -------   --------   --------
          TOTAL REVENUES                          49,325    19,091    131,595     45,497

Operating expenses:
  Cost of service:                                31,917    12,969     80,680     31,693
  Selling, general and administrative             31,045    11,650     83,428     25,626
  Depreciation and amortization                    6,355     2,161     15,708      4,734
  Other                                               82       ---      2,689        ---
                                                --------   -------   --------   --------
     TOTAL OPERATING EXPENSES                     69,399    26,780    182,505     62,053
                                                --------   -------   --------   --------
     OPERATING LOSS                              (20,074)   (7,689)   (50,910)   (16,556)

Non-operating income (expense):
  Interest income                                  7,618     2,899     18,070      3,404
  Interest (expense)                             (11,270)      (23)   (20,756)      (544)
  Other                                               21       278         40        278
                                                --------   -------   --------   --------
     TOTAL NON-OPERATING INCOME (EXPENSE)         (3,631)    3,154     (2,646)     3,138
                                                --------   -------   --------   --------
     LOSS BEFORE INCOME TAXES                    (23,705)   (4,535)   (53,556)   (13,418)

Income Taxes                                         ---       ---        ---        ---
                                                --------   -------   --------   --------
     NET LOSS                                   $(23,705)  $(4,535)  $(53,556)  $(13,418)
                                                --------   -------   --------   --------
 Loss per common and common equivalent share    $  (0.45)  $ (0.10)  $  (1.02)  $  (0.33)
                                                --------   -------   --------   --------

 Weighted average common and
 common equivalent shares outstanding             53,335    46,233     52,752     41,188
                                                --------   -------   --------   --------
 EBITDA                                         $(13,637)  $(5,528)  $(32,513)  $(11,822)
                                                --------   -------   --------   --------

                    MCLEODUSA INCORPORATED AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF OPERATIONS
                   (In thousands except for per share data)

                                  (UNAUDITED)

                                                             Three Months Ended
                                                             ------------------
                                                 12/31/96    3/31/97    6/30/97    9/30/97
                                                 --------    -------    -------    -------
Revenues:
  Telecommunications:
    Local and long distance                     $  12,465   $ 14,848   $ 18,551   $ 26,783
    Private line and data                           2,157      2,413      2,256      2,848
    Network maintenance and equipment               1,509      1,985      3,434      6,396
                                                ---------   --------   --------   --------
      Total telecommunications revenue             16,131     19,246     24,241     36,027

  Directory                                        15,152     14,214     20,273     11,073
  Telemarketing                                     4,543      2,287      2,009      2,225
                                                ---------   --------   --------   --------
          TOTAL REVENUES                           35,826     35,747     46,523     49,325

Operating expenses:
  Cost of service                                  20,931     21,200     27,563     31,917
  Selling, general and administrative              20,418     23,985     28,398     31,045
  Depreciations and amortization                    3,751      4,122      5,231      6,355
  Other                                             2,380      1,608        999         82
                                                ---------   --------   --------   --------
     TOTAL OPERATING EXPENSES                      47,480     50,915     62,191     69,399
                                                ---------   --------   --------   --------
     OPERATING LOSS                               (11,654)   (15,168)   (15,668)   (20,074)

Non-operating income (expense):
  Interest income                                   2,630      4,253      6,199      7,618
  Interest (expense)                                 (122)    (2,447)    (7,039)   (11,270)
  Other                                               218          7         12         21
                                                ---------   --------   --------   --------
     TOTAL NON-OPERATING INCOME (EXPENSE)           2,726      1,813       (828)    (3,631)
                                                ---------   --------   --------   --------
     LOSS BEFORE INCOME TAXES                      (8,928)   (13,355)   (16,496)   (23,705)

Income Taxes                                          ---        ---        ---        ---
                                                ---------   --------   --------   --------
     NET LOSS                                   $  (8,928)  $(13,355)  $(16,496)  $(23,705)
                                                ---------   --------   --------   --------
Loss per common and common equivalent share     $   (0.18)  $  (0.26)  $  (0.31)  $  (0.45)
                                                ---------   --------   --------   --------
Weighted average common and
common equivalent shares outstanding               48,707     52,327     52,583     53,335
                                                ---------   --------   --------   --------
EBITDA                                          $  (5,523)  $ (9,438)  $ (9,438)  $(13,637)
                                                ---------   --------   --------   --------

MCLEODUSA SELECTED STATISTICAL DATA:

                                                           3Q97 VS.            3Q97 VS.
                                                               3Q96                2Q97
                                        9/30/97  9/30/96   % CHANGE  6/30/97   % CHANGE
                                        -------  -------   --------  -------   --------
Sales cities                                 60       32        88%       53        13%
Central offices                             350       86       307%      283        24%
Cities served                               212       53       300%      164        29%
Route miles                               4,617    1,696       172%    3,021        53%

Total local lines in service            244,005   55,993       336%  103,332       136%
  Business                              128,201   54,661       135%   77,842        65%
  Residential                           115,804    1,332      8594%   25,490       354%

Total local customers                   135,357   12,929       947%   38,850       248%
 Business                                25,155   10,958       130%   15,233        65%
 Residential                            110,202    1,971      5491%   23,617       367%

CLEC Local lines in service             154,197   55,993       175%  103,332        49%
  Business                              104,137   54,661        91%   77,842        34%
  Residential                            50,060    1,332      3658%   25,490        96%

CLEC Local line customers                63,897   12,929       394%   38,850        65%
  Business                               18,280   10,958        67%   15,233        20%
  Residential                            45,617    1,971      2214%   23,617        93%

CLEC Lines per business customer            5.7        5        14%      5.1        12%

CLEC Lines sold during quarter           48,413    8,461       472%   37,265        30%
  Business                               19,797    7,329       170%   19,306         3%
  Residential                            28,616    1,132      2428%   17,959        59%

New CLEC Lines in service
during quarter                           50,865    8,294       513%   26,104        95%
  Business                               26,295    7,131       269%   10,454       152%
  Residential                            24,570    1,163      2013%   15,650        57%

ILEC Local lines in service              89,808       NA        NA        NA        NA
  Business                               24,064       NA        NA        NA        NA
  Residential                            65,744       NA        NA        NA        NA

ILEC Local line customers                71,460       NA        NA        NA        NA
  Business                                6,875       NA        NA        NA        NA
  Residential                            64,585       NA        NA        NA        NA

Employees                                 4,690    1,815       158%    2,882        63%